PRESS RELEASE
For Immediate Release


                   SENTO TECHNICAL INNOVATIONS CORPORATION
                ANNOUNCES ACQUISITION OF PC BUSINESS SOLUTIONS


OREM, Utah   October 1, 1997   Sento Technical Innovations Corporation
(NASDAQ symbol: SNTO) announced today the acquisition of PC Business Solutions, a privately held information technology Value-Added Reseller (VAR) and services company, headquartered in Upland, California.

In a transaction valued at $1.2 million, Sento has acquired PC Business Solutions ("PCBS") through an exchange of stock in which Sento will issue to PCBS 250,000 shares of its common stock. The acquisition will be accounted for as a pooling of interests. Sento currently anticipates that PCBS will merge with Spire Technologies, Inc., a wholly owned subsidiary of Sento. PCBS's operations will be conducted under the name of Spire Technologies, Inc., and will function as Spire's new Western Regional Office.

PCBS's President Larry Pendleton and CFO Wayne Beckstead will be retained as Spire Western Regional Vice-Presidents. In addition to the products and services which PCBS currently provides, its product line will be expanded to include Spire's line of management, networking, and Internet security applications for the Windows NT, UNIX, and OpenVMS marketplaces. PCBS' technical services and consulting offerings will also be expanded to include Spire's recently expanded resources.

"We are very excited about this acquisition," said Robert K. Bench, President of Sento, "Bringing Spire and PCBS together will allow us to maximize our growth in the Western United States by establishing a stronger presence among our customers there."

Larry Pendleton, President of PC Business Solutions said, "For the past several years we have watched Sento's growth. By our now being integrated into the Sento family, it will encourage synergy of product offerings and services to benefit our mutual clients. Under Sento's leadership, we remain confident in our ability and combined strengths so that we can provide high quality computing and accounting technologies to our customers worldwide."

Privately held PCBS, based in Upland, California, was founded in 1986. PCBS provides corporations with business solutions with expertise in accounting solutions and services, network design and installation, custom database design and development, and technical services.
Spire Technologies, Inc. has been serving the server-based computing environment since 1986. Spire provides organizations with leading system and performance management tools, Internet and intranet solutions, user training and support solutions, network management tools, and other office automation software. As a strategic development partner with Corel Corporation, Spire provides worldwide distribution and support for Corel WordPerfect for UNIX and OpenVMS, as well as develops Corel WordPerfect for the Digital UNIX and OpenVMS environments. Spire Technologies, Inc. is a wholly owned subsidiary of Sento. For more information, visit Spire's web site at www.spire.com.

Sento Technical Innovations Corporation provides a full range of information technology hardware, software, consultation, and support services to the server-based computing market. Services include integrated software solutions, Internet and intranetworking, security systems, data storage and recovery, systems configuration, installation, and outsourcing. Sento specializes in the Windows NT, UNIX, and OpenVMS computing environments. For more information, visit Sento's home page at www.sento.com.

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PRESS CONTACT:
Kathy Allred
Investor Relations
kaa@sento.com
(801) 226-6222
Sento Technical Innovations Corporation
311 North State Street
Orem, Utah 84057
U.S.A.